EXHIBIT 10

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that JONATHAN LANGER (“Mr. Langer”) does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Kevin P. Treanor, Michael T. Seeley and Anthony DeRose (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, his true and lawful attorney, to execute and deliver in his name and on his behalf whether Mr. Langer is acting individually or as representative of others, any and all filings required to be made by Mr. Langer under the Securities Exchange Act of 1934 (as amended, the “Act”), with respect to securities which may be deemed to be beneficially owned by Mr. Langer under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as Mr. Langer might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of March 9, 2009.

JONATHAN LANGER

By:	/s/ Jonathan Langer